EX-99.B-77I

                                W&R FUNDS, INC.

SUB-ITEM 77I
(a) and (b):   Terms of new or amended securities

               The Fund has four classes of shares. Prior to June 30, 2000, the Fund offered two classes of shares to the public. Shares outstanding on that date were designated as Class C shares and Class Y shares. As of June 30, the Fund also offers Class B shares and Class A shares. Class B shares have a deferred sales charge on shares sold within six calendar years and are subject to a 0.25% service charge and a 0.75% distribution charge. Class A shares are subject to an initial sales charge upon purchase (other than Money Market Fund), based on the amount of the investment according to the tables below; Class A shares (other than Money Market Fund) pay an annual distribution and service fee of up to 0.25% of the average Class A net assets:

               Asset Strategy Fund; International Growth Fund; High Income Fund; Large Cap Growth Fund; Mid Cap Growth Fund; Science and Technology Fund; Small Cap Growth Fund; Tax-Managed Equity Fund; and Total Return Fund:

               Size of Purchase         Sales Charge as a
                                        Percent of Offering
                                        Price

               Under $100,000           5.75%
               $100,000 to less than
               $200,000                 4.75%
               $200,000 to less than
               $300,000                 3.50%
               $300,000 to less than
               $500,000                 2.50%
               $500,000 to less than
               $1,000,000               1.50%
               $1,000,000 to less than
               $2,000,000               1.00%
               $2,000,000 and over      0.00%*

               Limited-Term Bond Fund and Municipal Bond Fund:

               Size of Purchase         Sales Charge as a
                                        Percent of Offering
                                        Price

               Under $100,000           4.25%
               $100,000 to less than
               $300,000                 3.25%
               $300,000 to less than
               $500,000                 2.50%
               $500,000 to less than
               $1,000,000               1.50%
               $1,000,000 to less than
               $2,000,000               1.00%
               $2,000,000 and over      0.00%*

               *No sales charge is payable at the time of purchase on investments of $2 million or more, although for such investments the Fund may impose a deferred sales charge of 1% on certain redemptions made within twelve months of the purchase.

               Each share (regardless of class) has one vote. All shares of the Fund vote together as a single class, except as to any matter for which a separate vote of any class is required by the Investment Company Act of 1940, and except as to any matter which affects the interests of one particular class, in which case only the shareholders of the affected class are entitled to vote, as a separate class. Shares are fully paid and nonaccessable when purchased. The addition of the Class A and B shares had no effect on the rights of the existing shareholders.